EXHIBIT 99.1
Gladstone Land Announces
Third Quarter 2025 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, November 5, 2025: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the third quarter and year ended September 30, 2025. A description of funds from operations (“FFO”), core FFO (“CFFO”), and adjusted FFO (“AFFO”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Third Quarter 2025 Activity:
•Timing Shift in Earnings Recognition: For the 2025 crop year, we modified lease agreements on six of our farms by reducing or eliminating fixed base rent amounts and, in some cases, providing cash lease incentives to certain tenants in exchange for significantly increasing the participation rent components. We are also operating two properties (encompassing four farms) under management agreements with third-party operators. Collectively, these eight properties (totaling ten farms) are referred to as our “Repositioned Farms,” reflecting a temporary shift toward greater participation-based revenues. As a result, revenues from fixed base rents are expected to be significantly lower throughout the year, while participation rents are anticipated to be considerably higher. This change will delay the timing of revenue recognition and increase our reliance on participation rents, which are typically recognized once crop results are known, generally in the fourth quarter. Consequently, we expect the majority of our revenue and annual earnings for 2025 to be recognized in the fourth quarter.
•Portfolio Activity:
◦Property Sales: Sold two farms in Florida totaling 2,678 gross acres for $21.5 million, representing a 36% premium over the original purchase price and resulting in a net gain of approximately $6.0 million.
◦California Water Activity: Purchased 1,530 gross acre-feet of water at a total cost of approximately $583,000, or approximately $381 per gross acre-foot.
•Debt Activity—Loan Repayment: Repaid a $10.4 million maturing bond that bore interest at a stated rate of 4.45%.
•Equity Activity—Common Stock— ATM Program: Sold 122,743 shares of our common stock for net proceeds of approximately $1.1 million under our "at-the-market" program (the “ATM Program”).
•Paid Distributions: Paid monthly cash distributions totaling $0.1401 per share of common stock during the quarter ended September 30, 2025.
Third Quarter 2025 Results:
Net income for the quarter was approximately $2.1 million, compared to approximately $6,000 in the prior-year quarter. Net loss attributable to common stockholders during the quarter was approximately $3.9 million, or $0.11 per share, compared to approximately $5.8 million, or $0.16 per share, in the prior-year quarter. AFFO for the quarter was approximately $1.4 million, or $0.04 per share, compared to approximately $4.5 million, or $0.13 per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
Total cash lease revenues decreased, primarily due to a $5.4 million reduction in fixed base cash rents. This decrease was largely driven by recent modifications to lease agreements on the Repositioned Farms and by ongoing vacancy and tenancy challenges. Participation rents increased by approximately $1.9 million, primarily due to the accelerated recognition of certain revenue amounts in the current year, as additional information became available earlier than usual, along with improved year-over-year pistachio pricing.
Aggregate related-party fees decreased by approximately $111,000 during the current quarter, primarily due to a lower base management fee resulting from farm sales over the past year. Excluding related-party fees, cash operating expenses decreased by approximately $30,000, driven by lower general and administrative costs, particularly reduced professional fees. These savings were partially offset by higher property operating expenses associated with farms that were vacant, direct-operated, or on non-accrual status, including increased property taxes and insurance premiums. Interest expense also declined as a result of debt repayments made over the past year.
Cash flows from operations for the current quarter decreased by approximately $10.7 million compared to the prior-year quarter, primarily due to lower cash receipts from fixed lease payments following the sale of nine farms completed to date in 2025. The decrease also reflects higher cash payments for water asset acquisitions and increased costs associated with direct farming operations on certain farms, which are currently capitalized as crop inventory.
Subsequent to September 30, 2025:
•Portfolio Activity:
◦Lease Activity: Executed two new lease agreements expected to increase annual net operating income by approximately $65,000, or 6.6%, compared to the prior leases.
◦Participation rents: In October 2025, we completed the pistachio harvest on three of our Repositioned Farms and received processor statements confirming final yields and minimum pricing. Based on these statements, we expect to recognize approximately $16.9 million of revenue in the fourth quarter of 2025 from these farms. In addition, we received the first cash installment from the processor, totaling approximately $5.1 million and representing 30% of the total guaranteed amount owed, in accordance with our contract terms.
•Equity Activity—Common Stock— ATM Program: Sold 959,432 shares of our common stock for net proceeds of approximately $8.8 million under the ATM Program.
•Fourth Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of October, November, and December (totaling $0.1401 per share of common stock for the quarter).
Comments from David Gladstone, President and CEO of Gladstone Land:  “With the approach we've taken on certain of our western permanent crop farms, our earnings for 2025 will be more dependent on participation rents than in prior years, with the large majority expected to be recognized in the fourth quarter. While it's still early in the harvest season, initial reports we've received have been positive. Market trends for pistachios and almonds, the crops to which we are most exposed within this group, also remain favorable, with average pricing up approximately 15% and 24%, respectively, year over year. We view these lease modifications as a temporary measure and continue to aim for a return to standard lease structures that include fixed base rents. If we are unable to reach satisfactory lease terms with tenants on these farms in the near future, we may also consider selling certain of these farms. In addition, we are evaluating the potential sale of other select properties within our portfolio. In the meantime, we remain focused on enhancing long-term farm viability by pursuing opportunities to acquire additional water resources at below-market prices, further strengthening water security for our farms and growers. Our balance sheet remains in excellent condition, with nearly 100% of our outstanding debt held at fixed interest rates. We also continue to maintain strong liquidity, with over $170 million in immediately-available capital, including $25 million in cash on hand, and more than $145 million in unencumbered properties that could be pledged as additional collateral, if needed.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	9/30/2025	9/30/2024	($ / #)	(%)
Operating Data:
Total operating revenues	$17,785	$22,571	$(4,786)	(21.2)%
Total operating expenses	(13,292)	(15,699)	2,407	(15.3)%
Other expense, net	(2,406)	(6,866)	4,460	(65.0)%
Net income	$2,087	$6	$2,081	34,683.3%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(6,002)	(5,793)	(209)	3.6%
Net loss attributable to common stockholders	(3,915)	(5,787)	1,872	(32.3)%
Plus: Real estate and intangible depreciation and amortization	8,395	8,805	(410)	(4.7)%
(Less) plus: (Gains) losses on dispositions of real estate assets, net	(3,062)	832	(3,894)	(468.0)%
Adjustments for unconsolidated entities(2)	10	14	(4)	(28.6)%
FFO available to common stockholders	1,744	5,970	(4,226)	(70.8)%
Plus: Acquisition- and disposition-related expenses, net	2	10	(8)	(80.0)%
Plus: Other nonrecurring charges, net(3)	—	288	(288)	(100.0)%
CFFO available to common stockholders	1,746	6,268	(4,522)	(72.1)%
Net adjustment for normalized cash rents(4)	(442)	(1,229)	787	(64.0)%
Plus: Amortization of debt issuance costs	220	221	(1)	(0.5)%
Less: Other non-cash charges, net(5)	(114)	(734)	620	(84.5)%
AFFO available to common stockholders	$1,410	$4,526	$(3,116)	(68.8)%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding, fully diluted	36,190,889	35,838,442	352,447	1.0%

Diluted net loss per weighted-average common share	$(0.108)	$(0.161)	$0.053	(33.0)%
Diluted FFO per weighted-average common share	$0.048	$0.167	$(0.118)	(71.1)%
Diluted CFFO per weighted-average common share	$0.048	$0.175	$(0.127)	(72.4)%
Diluted AFFO per weighted-average common share	$0.039	$0.126	$(0.087)	(69.2)%
Cash distributions declared per common share	$0.140	$0.140	$0.000	—%

Balance Sheet Data:
Net investments in real estate and related assets, at cost(6)	$1,169,264	$1,273,579	$(104,315)	(8.2)%
Total assets	$1,225,778	$1,317,935	$(92,157)	(7.0)%
Total indebtedness(7)	$542,779	$593,635	$(50,856)	(8.6)%
Total equity	$661,794	$691,204	$(29,410)	(4.3)%
Total common shares outstanding (fully diluted)	36,307,401	35,838,442	468,959	1.3%

Other Data:
Cash flows from operations	$(12,036)	$(1,367)	$(10,669)	780.5%
Farms owned	148	168	(20)	(11.9)%
Acres owned	100,323	111,836	(11,513)	(10.3)%
Occupancy rate(8)	95.7%	99.5%	(3.8)%	(3.8)%
Acre-feet of water assets owned	55,532	53,787	1,745	3.2%
(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of net property and casualty losses recorded and the cost of related repairs expensed as a result of damage to improvements on certain of our farms caused by certain non-recurring events.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(5)Consists of (i) the net (gain) loss recognized as a result of shares of cumulative redeemable preferred stock that were redeemed, which were non-cash (gains) charges, (ii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iii) plus (less) net non-cash expense (income) recorded as a result of additional water assets used (received) in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes direct-operated farms.
Conference Call for Stockholders:  The Company will hold a conference call on Thursday, November 6, 2025, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (866) 424-3437 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through November 13, 2025.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13755541.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 148 farms, comprised of over 100,000 acres in 15 different states and approximately 56,000 acre-feet of water assets in California. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Over 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and nearly 20% of its permanent crop acreage falls into this category. Gladstone Land pays monthly distributions to its stockholders and has paid 153 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 19, 2025, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893